Exhibit 10.5

ENCORE ENERGY CORP.

2024 LONG TERM INCENTIVE PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

As reflected in the Award Schedule enclosed herewith, enCore Energy Corp. (the “Company”) has granted the participant named on the Award Schedule (the “Participant”) an option (the “Option”) under its 2024 Long Term Incentive Plan (the “Plan”) to purchase the number of shares of Stock of the Company (the “Shares”) at the purchase price per Share stated on the Award Schedule (the “Exercise Price”). Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the meanings set forth in the Plan. The terms of the Option as specified in the Award Schedule and this Agreement constitute the Participant’s Award Agreement under the Plan.

The general terms and conditions applicable to Participant’s Option are as follows:

1. Kind of Option. This Option is intended to meet the requirements of an Incentive Stock Option.

2. Vesting of the Option. Subject to the terms and conditions of the Plan and this Stock Option Award Agreement (the “Agreement”), Participant’s Option will be exercisable with respect to Shares that have or will become vested in accordance with the schedule set forth in the Award Schedule. Notwithstanding anything herein to the contrary, no portion of the Option shall become exercisable prior to the date on which a registration statement on Form S-8 with respect to the Shares has been filed. The treatment of Participant’s Option upon various termination events is set forth in Section 5 below.

3. Term. The Grant Date shall be the date listed on the Award Schedule. Participant’s Option will expire at 5:00 p.m. local time in Vancouver, British Columbia on the date that is five (5) years after the Grant Date (the “Expiration Date”). Notwithstanding the foregoing, Participant’s Option will expire earlier if Participant’s service terminates, as described below.

4. Exercise of Option. Participant may generally exercise the vested portion of the Option for whole Shares at any time during its term. In order to exercise the Option, the Participant shall submit a notice of their intent to exercise, in the form approved by the Committee, together with a method of cash payment as approved by the Committee in an amount equal to the aggregate of the Exercise Price of the Shares in respect of which the Option is being exercised; provided, however, if approved by the Committee, Participant may also be eligible to exercise the Option by Net Exercise (for Nonqualified Stock Options only), Cashless Exercise or another approved procedure. Shares shall then be issued by the Company and a Share certificate delivered to the Participant (or, if the Shares are not certificated, the Participant’s name as record owner of the Shares shall be reflected in the books and records of the Company); provided, however, that the Company shall not be obligated to issue any Shares hereunder if the issuance of such Shares would violate the provisions of any applicable law.

5. Impact of Participant’s Termination of Continuous Service on Vesting and Exercisability. Upon termination of the Participant’s continuous service with the Company, the Participant’s right to exercise the Option will be subject to the following rules:

(a) Any Termination Impact on Vesting. In the event that the Participant’s service terminates for any reason, any portion of the Option held by the Participant that is not then vested and exercisable shall terminate and be cancelled immediately upon such termination of service.

(b) Special Impact on Vesting and Exercisability.

(i) Termination due to Death. In the event that the Participant’s service is terminated by reason of the Participant’s death, any then-unvested portion of the Option shall become fully vested and the Option may be exercised by the Participant or the Participant’s beneficiary (as designated in accordance with the Plan) at any time during (A) the one (1) year period following the Participant’s termination of service, or (B) the Expiration Date of the Option, whichever period is shorter. In either case, the Option shall terminate immediately thereafter. The Participant’s beneficiary (as designated in accordance with the Plan) may make a claim for their entitlement to any portion of the deceased Participant’s outstanding Option, provided such claim must be made to the Company within one (1) year of the Participant’s death.

(ii) Termination due to Disability. In the event that the Participant’s service is terminated by reason of the Participant’s Disability, any then-unvested portion of the Option shall become fully vested and the Option may be exercised by the Participant at any time during (A) the one (1) year period following the Participant’s termination of service, or (B) the Expiration Date of the Option, whichever period is shorter. In either case, the Option shall terminate immediately thereafter. “Disability” means a permanent and total disability as defined in Section 22(e)(3) of the Internal Revenue Code of 1986, as amended (the “Code”).

(iii) Termination for Cause. If Participant’s continuous service is terminated for Cause by the Company or an Affiliate, the Participant’s Option will cease being exercisable as of the Participant’s service termination date. “Cause” shall have the meaning assigned to such term in any Company or Affiliate unexpired employment, severance, or similar agreement with a Participant, or if no such agreement exists or if such agreement does not define “Cause” (or a word of like import), Cause means (A) the Participant’s breach of fiduciary duty or duty of loyalty to the Company, (B) the Participant’s conviction of or plea of nolo contendere to a felony or a crime involving moral turpitude, (C) the Participant’s failure, refusal or neglect to perform and discharge his or her duties and responsibilities on behalf of the Company or an Affiliate (other than by reason of Disability) or to comply with any lawful directive of the Board or its designee, (D) the Participant’s breach of any written policy of the Company or Affiliate thereof (including, without limitation, those relating to sexual harassment or the disclosure or misuse of confidential information), (E) the Participant’s breach of any agreement with the Company or Affiliate (including, without limitation, any confidentiality, non-competition, non-solicitation or assignment of inventions agreement), (F) the Participant’s commission of fraud, dishonesty, theft, embezzlement, self-dealing, misappropriation or other malfeasance against the business of the Company or an Affiliate, or (G) the Participant’s commission of acts or omissions constituting gross negligence or gross misconduct in the performance of any aspect of his or her lawful duties or responsibilities, which have or may be expected to have an adverse effect on the Company or an Affiliate. A Participant’s employment shall be deemed to have terminated for “Cause” if, on the date his or her employment terminates, facts and circumstances exist that would have justified a termination for Cause, to the extent that such facts and circumstances are discovered within three (3) months following such termination. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

(iv) Change in Control. In the event that the Participant’s service terminates without Cause within two (2) years following a Change in Control, the unvested portion of the Option held by the Participant as of the date of such termination shall vest on the date of such termination and the Option shall be exercisable until the earlier of ninety (90) days following the termination or the Expiration Date.

(v) Other Termination of Service. In the event that the Participant’s service terminates for any reason other than those set forth in Sections 5(b)(i) through (iv), any then-vested portion of the Option may be exercised by the Participant at any time during (A) the ninety (90) day period following the Participant’s termination of service, or (B) the Expiration Date of the Option, whichever period is shorter. The Option shall terminate immediately thereafter.

(vi) Special Rules for Incentive Stock Options. To obtain the federal income tax advantages associated with an Incentive Stock Option, the Code requires that at all times beginning on the Grant Date of each Option and ending on the day three (3) months before the date of each Option’s exercise, the Participant must be an employee of the Company or an Affiliate, except in the event of the Participant’s death or Disability. If the Company provides for the extended exercisability of an Option under certain circumstances for a Participant’s benefit, the Option will not necessarily be treated as an Incentive Stock Option if the Participant exercises the Option more than three (3) months after the date the Participant’s employment terminates.

6. Withholding Obligation. As further provided in Section 10 of the Plan: (a) a Participant may not exercise their Option unless the applicable tax withholding obligations are satisfied, (b) the Company shall not be required to issue Shares or to recognize the disposition of such shares until any withholding tax obligations that arise by reason of exercise or settlement of the Option are satisfied, and (c) at the time the Participant exercises their Option, in whole or in part, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for (including by means of a “cashless exercise” pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with the exercise of the Participant’s Option in accordance with the withholding procedures established by the Company. Accordingly, the Participant may not be able to exercise their Option even though the Option is vested, and the Company shall have no obligation to issue Shares subject to the Participant’s Option, unless and until such obligations are satisfied. In the event that the amount of the Company’s withholding obligation in connection with an Option was greater than the amount actually withheld by the Company, the Participant agrees to indemnify and hold the Company harmless from any failure by the Company to withhold the proper amount.

7. Incentive Stock Option. This Section 7 applies if an Option is intended to qualify as an Incentive Stock Option within the meaning of Code Section 422. To the extent that the aggregate Fair Market Value (determined on the Grant Date) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options. The Participant understands that in order to obtain the benefits of an Incentive Stock Option, no sale or other disposition may be made of Shares for which Incentive Stock Option treatment is desired within one (1) year following the date of exercise of the Option or within two (2) years from the Grant Date. The Participant understands and agrees that the Company shall not be liable or responsible for any additional tax liability the Participant incurs in the event that the Internal Revenue Service for any reason determines that this Option does not qualify as an Incentive Stock Option within the meaning of the Code. The Participant must notify the Company in writing within fifteen (15) days after the date of any disposition of any of the Shares issued upon exercise of an Option that occurs within two (2) years after the date of their Option grant or within one (1) year after such Shares are transferred upon exercise of their Option. The Participant also agrees to provide the Company with any information concerning any such dispositions as the Company requires for tax purposes.

8. Nontransferability of Awards. The Option granted hereunder may not be sold, transferred, pledged, assigned, encumbered or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. All rights with respect to the Option granted to the Participant hereunder shall be exercisable during his or her lifetime only by such Participant. Following the Participant’s death, all rights with respect to the Option that were exercisable at the time of the Participant’s death and have not terminated shall be exercised by his or her designated beneficiary, his or her estate, subject to the terms of the Plan.

9. Adjustments. The Shares subject to the Option may be adjusted in any manner as contemplated by Section 8 of the Plan.

10. No Liability for Taxes. As a condition to accepting the Option, the Participant hereby (a) agrees to not make any claim against the Company, or any of its officers, directors, employees or Affiliates related to tax liabilities arising from the Option or other Company compensation and (b) acknowledges that the Participant was advised to consult with their own personal tax, financial and other legal advisors regarding the tax consequences of the Option and have either done so or knowingly and voluntarily declined to do so.

11. Requirements of Law. The issuance of Shares pursuant to the Option shall be subject to all applicable laws, rules and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. No Shares shall be issued upon exercise of any portion of the Option granted hereunder, if such exercise would result in a violation of applicable law, including the U.S. federal securities laws and any applicable state or foreign securities laws.

12. No Guarantee of Service. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or an Affiliate thereof, the Board or its stockholders to terminate the Participant’s service at any time or confer upon the Participant any right to continued service.

13. No Rights as Stockholder. The Participant will not have any of the rights of a stockholder with respect to any Shares unless and until the Company has issued or transferred such Shares to the Participant after the exercise of the Option. As a condition to the Company’s obligation to issue or transfer Shares to the Participant after the exercise of the Option, the Participant shall have paid in full for the Shares as to which he or she exercised the Option.

14. Interpretation; Construction. Any determination or interpretation by the Committee under or pursuant to this Agreement shall be final and conclusive on all persons affected hereby. Except as otherwise expressly provided in the Plan, in the event of a conflict between any term of this Agreement and the terms of the Plan, the terms of the Plan shall control.

15. Amendments. The Committee may, in its sole discretion, at any time and from time to time, alter or amend this Agreement and the terms and conditions of the unvested portion of any Option (but not any vested portion of an Option) in whole or in part, including without limitation, amending the criteria for vesting set forth in the Award Schedule and Section 2 hereof, substituting alternative vesting and exercisability criteria and imposing certain blackout periods on Options; provided that such alteration, amendment, suspension or termination shall not adversely alter or impair the rights of the Participant under the Option without the Participant’s consent. The Company shall give written notice to the Participant of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended by a writing signed by both the Company and the Participant.

16. Erroneously Awarded Compensation. Notwithstanding any provision in the Plan or in this Agreement to the contrary, this Award shall be subject to any compensation recovery and/or recoupment policy that may be adopted and amended from time to time by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices.

17. Miscellaneous.

(a) Notices. All notices, requests, demands, letters, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, mailed, certified or registered mail with postage prepaid, sent by next-day or overnight mail or delivery, or sent by fax, as follows:

(i)	If to the Company:

enCore Energy Corp.

13355 Noel Road, Suite 1700

Dallas, TX 75240

Attention: General Counsel

(ii)	If to the Participant, to the Participant’s last known home address,

or to such other person or address as any party shall specify by notice in writing to the Company. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (A) if by personal delivery on the day after such delivery, (B) if by certified or registered mail, on the fifth business day after the mailing thereof, (C) if by next-day or overnight mail or delivery, on the day delivered, or (D) if by fax, on the day delivered, provided that such delivery is confirmed.

(b) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(c) No Guarantee of Future Awards. This Agreement does not guarantee the Participant the right to or expectation of future Awards under the Plan or any future plan adopted by the Company.

(d) Waiver. No waiver of any provision of this Agreement will constitute or be deemed to constitute a waiver of any other provision of this Agreement, nor will any such waiver constitute a continuing waiver unless otherwise expressly provided.

(e) Entire Agreement. This Agreement, together with the Plan, constitutes the entire obligation of the parties with respect to the subject matter of this Agreement and supersedes any prior written or oral expressions of intent or understanding with respect to such subject matter. Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the meanings set forth in the Plan.

(f) Code Section 409A Compliance. This Option is intended to be exempt from the requirements of Code Section 409A and this Agreement shall be interpreted accordingly. To the extent that the Committee determines that any portion of the Option granted under this Agreement is subject to Code Section 409A and fails to comply with the requirements of Code Section 409A, notwithstanding anything to the contrary contained in the Plan or in this Agreement, the Committee reserves the right to amend, restructure, terminate or replace such portion of the Option in order to cause such portion of the Option to either not be subject to Code Section 409A or to comply with the applicable provisions of such section.

(g) Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware, without giving effect to principles of conflicts of law of such state.

(h) Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement.

(i) Section and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(j) Counterparts; Electronic Signature. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. The facsimile, email or other electronically delivered signatures of the parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

(k) Electronic Acceptance and Delivery. If the Participant does not take action to decline their Award within thirty (30) days following the Grant Date (the “Acceptance Deadline”), the Participant will automatically be deemed to have accepted the Award and the terms and conditions set forth in this Agreement and Plan. By executing this Agreement, the Participant hereby consents to the delivery of information (including information required to be delivered to the Participant pursuant to applicable securities laws) regarding the Company, the Plan, the Options and the Shares via Company website or other electronic delivery.

(l) Acceptance. The Participant hereby acknowledges receipt of a copy of the Award Schedule, the Plan, and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all of the terms and conditions thereof. The Participant acknowledges that there may be adverse tax consequences upon the vesting or exercise of the Option or disposition of the Shares received upon exercise of the Option and that the Participant has been advised to consult a tax advisor prior to such vesting, exercise or disposition.

[Signature Page Follows]

ENCORE ENERGY CORP.	PARTICIPANT

By:
Signature

Title:

[Signature Page to Incentive Stock Option Award Agreement]